Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW

FQ3 2017 Earnings Call Transcripts

Wednesday, November 08, 2017 10:00 PM GMT

PFSWEB, INC. FQ3 2017 EARNINGS CALL NOV 08, 2017

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer, Chief Financial

& Accounting Officer and Executive

Vice President

ANALYSTS

Jason Michael Kreyer

Craig-Hallum Capital Group LLC,

Research Division

Kara Lyn Anderson

B. Riley & Co., LLC, Research

Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

Michael Patrick Graham

Canaccord Genuity Limited, Research

Division

Timothy Elmer Klasell

Northland Capital Markets, Research

Division

PFSWEB, INC. FQ3 2017 EARNINGS CALL NOV 08, 2017

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the third quarter ended September 30, 2017. Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; the company’s CFO, Mr. Tom Madden; and the company’s outside Investor Relations Adviser, Sean Mansouri with Liolios group. Following their remarks, we will open the call for your questions. I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri

Thank you, Matt. Before we go further, I would like to make the following remarks concerning forward-looking statements: All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions, typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation, can be found in the Investors section of the PFSweb website under Safe Harbor statement. I’d like to remind everyone that this call will be available for replay through November 22, 2017, starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at corporate.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFS is strictly prohibited. Now I would like to turn the call over to the Chief Executive Officer of PFS, Mr. Mike Willoughby. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Sean, and good afternoon, everyone. Before getting into our business and financial update, as you listen to the call today, you will hear us start providing incremental insight into the 2 distinct areas of our service offerings, namely our professional services activity and our operations activity. This is being done in an effort to provide additional information to the financial community about these 2 distinct, yet integrated components of our business. As we evaluate the competitive landscape, we recognize that there are not many other companies that offer the full breadth of services that we provide. So comparing us to other public or private companies can be a challenge. Our plan here is to begin providing further insight into these 2 businesses areas, first with some preliminary data today and then provide more in 2018, as we enhance our own internal financial reporting processes. So let’s talk again about the 2 business areas. The first is our PFS Operations group, which primarily includes our fulfillment, order management technology and payment services and product management activities. This is the business that PFS started with, beginning in the mid-90s, and we have now been performing these activities on behalf of clients for more than 20 years. This business activity is generally performed under long-term contract arrangements with our clients with initial periods of 3 to 5 years that often get renewed, so a high level of recurring revenue. This business is expected to generate service fee equivalent revenue this year of approximately $145 million to $148 million, and we generally target gross margins in this business area to be between 20% to 30%. The second business unit is our Professional Services group, which includes our Technology Services, Digital Agency and Consulting activities. While we started this activity through a greenfield approach in 2008, the real growth of this business occurred over the past 2 to 4 years, both through organic growth and through acquisitions. We are now referring to this Professional Services sector of our business as LiveArea. While this business does have some recurring revenue, it’s primarily driven by project activity. Those areas often a high level of reoccurring projects with existing clients. Our LiveArea activity is expected to generate approximately $85 million to $88 million of service fee equivalent revenue in 2018 [2017-ed]. We generally target gross margins in this business area to be between 35% to 45%.

Now turning back to our results. During the third quarter, we continued to execute on our key initiatives for 2017 as we performed at a high level for our clients across the business. We continued to improve the profitability of our PFS Operations activity by controlling costs, transitioning certain lower-margin engagements and by being more selective in our Operations sales cycle by targeting higher gross margin opportunities. We continued to emphasize growing our LiveArea professional services business at a faster rate than our PFS Operations business. This change in mix, favoring the higher-margin professional services business, combined with the improvement in the profitability of the Operations business, contributed to a 300 basis point increase in service fee gross margin and a 56% increase in adjusted EBITDA to $5.6 million. We also had success with signing and executing LiveArea Professional Services engagements with

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several recent high-profile launches, including a recent relaunch for the iconic Ralph Lauren brand. This engagement, which we referred to in our press release today, began with an ambitious project on a short timeframe to replatform the Ralph Lauren site onto Salesforce Commerce Cloud. I’m very excited about this new partnership, and I look forward to a long and mutually rewarding relationship with the Ralph Lauren organization. I believe this win further elevates us in our industry and particularly within the Salesforce Commerce Cloud partner ecosystem. I’m disappointed to confirm for you that during Q3, we did receive a very unexpected notification from Starbucks, one of our long-tenured client, to discontinue the use of our services. We’ve referred to this client transition in our earnings release today as well. They have decided to no longer provide a direct-to-consumer e-commerce site for their customers, focusing instead on their stores and the digital experience revolving around their stores. We expect to assist our Starbucks in transitioning activity through Q4, and it’s worth noting that we have maintained a very good level of referenceability with former clients and have even reengaged with former clients such as the U.S. Mint and L’Oréal to see even greater success than we might have experienced in our first engagement. We are taking good care of Starbucks in this unexpected transition, and perhaps, we’ll see them again in the future as their strategy unfolds. Unfortunately, Starbucks has traditionally driven strong sales activities during the holiday peak compared to the rest of the year, and the unexpected loss of this client during Q4 will have an unplanned negative impact on our Q4 revenue and adjusted EBITDA. That said, as we look ahead to the remainder of Q4 and the upcoming holiday season, our current client forecast remains strong, and we plan to execute and deliver another successful holiday period for them and their customers. During Q3, we had another good quarter of Professional Service project bookings with 51 projects worth approximately $12.6 million. We also booked 16 new recurring revenue engagements worth approximately $1.6 million in lifetime contract value. As reflected in the low lifetime contract value, we’ve experienced the delay of several good operational sales opportunities that we expected to win last quarter. These Operations deals remain in our pipeline and could close in Q4 or in 2018. We expect service fee revenue from new clients — new Operations clients to fall short of our expectations in Q4. While we are pleased with our Q3 project bookings performance, we are carrying a very strong Professional Services pipeline into Q4. We had experienced a sales delay to a lesser extent in our Professional Services business, primarily in our U.K. geography. Though we are encouraged by the strength of our Operation and Professional Services pipelines, and the overall market for our services as we head into 2018, we believe it is appropriate to reduce our service fee equivalent revenue and adjusted EBITDA expectations for 2017 based on the impact from the unexpected Starbucks disengagement and some of the sales delays. Now with that longer than typical introduction I’d like to turn the call over to Tom to discuss our financial results before I comment further on the quarter. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Mike, and good afternoon, everyone. Let’s jump right into the financial results. Total revenues in the third quarter of 2017 were $77.3 million compared to $79.9 million in the same period of 2016. Our third quarter service fee equivalent revenue increased to $55.1 million from $54.5 million, driven by both new and expanded client relationships, partially offset by expected churn as we reallocated resources to higher-margin engagements. As expected, our product revenue declined to $9.6 million compared to $11.7 million in the same period of 2016, due to ongoing restructuring activities by our last remaining client under this legacy business model and their discontinuation of certain product lines. Service fee gross margin in the third quarter increased 300 basis points to 34.4% compared to 31.4% in the same period last year, with the increase driven by a higher proportion of revenue coming from our LiveArea business, which encompasses our agency and technology professional services. The year-over-year increase is also due to the termination of a large fulfillment contract earlier this year, with the costumes and party supplies clients, which operated at a loss during the prior-year period. Though our Q3 gross margins once again came in above our targeted gross margin range of 27% to 32%, we expect gross margins to come in at around the middle of the range during Q4. This is as a result of the holiday period having a seasonally higher proportion of lower-margin-operations related activity. For the third quarter of 2017, adjusted EBITDA increased 56% to $5.6 million compared to $3.6 million last year. As a percentage of service fee equivalent revenue, adjusted EBITDA increased 360 basis points to 10.2% compared to 6.6%. The increases were primarily driven by the previously discussed improvements to our service fee gross margin.

Turning to the balance sheet. At September 30, 2017, cash and cash equivalents totaled $12.8 million and total debt was $51.2 million resulting in a net debt position of approximately $38.4 million which compares to a net debt position of approximately $35.3 million at December 31, 2016. As we have stated on prior calls, our cash balance has typically included the benefit from the timing of certain cash collections received by PFS from our clients’ customers that are then later remitted to our clients. Beginning in the September quarter, this benefit was reduced due to a contract modification with one of our clients under this arrangement. So we now have a reduced benefit from the timing of these customer cash collections, and we may see some further impact here as we look to the December quarter. As we look towards the upcoming holiday season, we continue to expect a strong fourth quarter [indiscernible] by the holiday peak volumes. However, these strong volumes are being partially offset by our expectation for lower new-client revenues than

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previously anticipated. As Mike mentioned earlier, we have revised our 2017 guidance and now expect service fee equivalent revenue to range between $230 million to $235 million for 2017, reflecting up to 3% growth from the prior year. This compares to our previous guidance of $240 million to $250 million, and the new guidance includes the impact of the Starbucks transition, which has historically been a client with revenue streams in the $9 million to $10 million range on an annual basis with a heavy focus on Q4. We also now expect adjusted EBITDA to range between $21 million and $23 million, reflecting growth of 15% to 26% from 2016. This is down somewhat to our previous guidance of $23 million to $26 million. As we look ahead to 2018, we are working to provide more transparency into our LiveArea business, as we expect to report more specific metrics for this area. Our LiveArea business has served as a centerpiece to our growth and margin expansion over the last several years, and we look forward to detailing its business characteristics for investors so that they can understand its unique scale, profitability and competitive positioning in the Professional Services market landscape, and we will be conducting a similar reporting on our Operations business as well. As a result of the required planning and analysis for the new LiveArea reporting and Operations business. We will not be providing the financial outlook for calendar year 2018 until we have fully completed the analysis, hopefully early in 2018. This concludes my prepared remarks, and I’ll turn the call back over to Mike. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom. First I’d like to pick up from my introductory comments, and give you some additional detail on our exciting new partnership and support of the iconic Ralph Lauren family of brands. In addition to our engagement to rapidly build a new e-commerce site for their flagship Ralph Lauren brand prior to this holiday, we are engaged to launch the Club Monaco brand on Salesforce Commerce Cloud early in 2018, and we expect more site launches in multiple geographies in the future. We’re also providing our new client with Commerce Cloud managed services so they can get the most from their Commerce Cloud investment over the coming years. I hope listeners can appreciate the significance of this win and the affirmation it represents of our solution and our ability to execute at a very high level for clients that have complex, large-scale enterprise class, e-commerce requirements. As Tom mentioned earlier, we plan to begin presenting our LiveArea and PFS businesses in more detail on our financial statements next year. In addition to providing additional transparency for investors, we also felt this was appropriate as we have recently launched a new go-to-market strategy for both of our business units as we move in to 2018. Previously, our Agency and Tech Services were often marketed under the PFS brand, along with our Operation services, as an end-to-end solution. However, recognizing the way clients often consume commerce services and a la carte fashion, we are marketing our consulting agency and technology integration practices under the LiveArea brand, while we continue to leverage the PFS brand for our Operation services. We efficiently launched the new LiveArea site just a few days ago in anticipation of sales forces’ Dreamforce conference this week and we have refreshed the PFS incorporate sites as well. With regard to our LiveArea brand, you may recall that we acquired a digital agency called LiveArea Labs in September of 2014, and we have since integrated our other acquisitions into the strong LiveArea brand that we are now successfully taking to market. You may access both the PFS and LiveArea sites from corporate.pfsweb.com or directly navigate to LiveArea using www. livearealabs.com and through PFS using www.pfsweb.com. From our LiveArea Professional Services business unit, we completed 10 new new e-commerce sites, 16 e-commerce sites upgrades or redesigns,and 3 e-commerce replatform projects. Many other functionality and creative design projects were also completed, and this is all in addition to the Ralph Lauren site launch. We launched a new site for Pendleton Woolen Mills, a family-owned American apparel brand, known for their woolen products. While previously on an in-house developed e-commerce system, this new site was built on Salesforce Commerce Cloud as well. This project along with the Ralph Lauren project were previously mentioned anonymously on our second quarter earnings call. You may also recall, we issued a press release back in April announcing our relationship with a premium cooler and drinkware brand, YETI. We are pleased to announce that their new site recently went live with our creative design featured. From our PFS Operations business unit, we completed 7 new major projects that range in scope from the integration of new payment systems to new brands utilizing our order fulfillment services. Most notably, we launched 3 new brands for an existing health and beauty client to perform a variety of services including order management, order fulfillment, customer care and fraud management. This is the same engagement we referenced on our second quarter earnings calls that brings this total client portfolio to 13 individual brands.

Now moving into bookings for third quarter. I mentioned on our previous call that we were coming off a strong second quarter of project bookings, and we were anticipating a similar trend in the third quarter. Our expectations have been validated with 51 third quarter bookings for new Agency and Technology projects worth an estimated $12.6 million, representing a 15% increase from the year-ago quarter, that’s 15%, 1-5 percent increase. We have commented several times that B2C bookings this late in the year for large projects are typically expected to launch the following year, whereas B2B project seasonality is not a factor in determining launch date, and this continues to be the case. It’s worth noting that we signed some quality B2B deals during the quarter, which were included in the Q3 booking results, I

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provided earlier. Specifically, we signed 3 large project bookings for development services on SAP Hybris. In 2 of these cases, we previously engaged with these companies for discovery projects, agency services, or ongoing development services, before signing the larger implementation project. Our land-and-expand sales strategy continues to prove successful for professional services contracts, as we demonstrate our ability to land the smaller project to begin a relationship, and then expand the engagement to include larger, more lucrative projects and recurring revenue retainers. All 3 of these combined projects were worth an estimated $3.7 million. We’ve had several questions recently about the success of our land-and-expand strategy, and it’s worth noting that we continue to see many opportunities to cross-sell services within our LiveArea business and within our PFS Operations business. However, we don’t see as much overlap between the 2 business units. For example, we may sign a new project engagement that starts out as a web design contract that we then upsell with additional services, such as e-commerce platform development and system integration. However, it’s less often that we would successfully cross sell that client from — and distribution services from our PFS Operations business. We see a similar ability to successfully expand operational engagements as we cross sell single-offering clients on our full set of operation services. As such, we continue to expect strong demand for our a la carte service offerings, with most land-and-expand opportunities taking place within the 2 business units as opposed to across the segment, resulting in end-to-end engagements going forward. We also booked 16 new recurring revenue service engagements worth approximately $1.6 million in estimated lifetime contract value. Almost all of these were LiveArea engagements, including a managed services agreement for an existing apparel client on IBM WebSphere worth an estimated $380,000, and 2 managed services agreements on Salesforce Commerce Cloud for existing apparel clients worth an estimated combined $650,000. You will notice the amount of lifetime contract value booked has been significantly smaller on the past few quarters compared to previous years. This is primarily a result of our focus on smaller, higher-margin deals that slot well into our existing fulfillment and call center infrastructure in 2017. Looking to the future, we continue to see a strong pipeline of both B2C and B2B LiveArea Professional Services projects as we move through the fourth quarter, and we are expecting Q4 project bookings to come in similar to our Q3 project bookings. I’m also encouraged that our pipeline for PFS Operations deals is improving and we have many opportunities with our target size, verticals and gross margin expectations. We currently maintain approximately 160 active client engagements to provide contracted recurring revenue services from our Agency, Technology or Operations business segments. This engagements number is down somewhat from prior quarters due to the planned transition of certain lower-margin clients as well as the loss of the Starbucks brands we have supported in the U.S, Canada and Europe. Based on the recent launches in Q4, I expect this number to begin to increase again as we head in to 2018. It’s important to note that this number does not include the clients that provide us with a steady stream of project-related revenues that aren’t necessarily bound by a multi-year contractual commitment. This is an increasing segment of our client portfolio as a result of the nature of the LiveArea Professional Services business, and we will evaluate how to provide visibility into this part of our client base as we plan for 2018.

Before moving into the Q&A session, I’d like to touch on some recent industry trends. The e-commerce services industry continues to grow and evolve at a rapid pace with expectations for another holiday season with double-digit online sales growth. This growth continues to drive investments by clients and investors alike. As many of you may have seen, in the last couple of months, there were multiple acquisitions involving some of our primary competitors, including Lyons Consulting Group, Newgistics and Radial, each of which directly competes with our LiveArea or PFS Operations business unit. We believe these transactions reflect the strength of our industry and also offer an interesting way to evaluate our LiveArea and PFS service offerings, especially as we look to provide additional transparency into the strategic growth objectives and financial performance of our 2 businesses in 2018. Tom and I look forward to continue engaging with all of our investors to answer questions and communicate our exciting story. We will have many opportunities to meet with you at various conferences and nondeal roadshows over the next 3 to 6 months, and as always, we’re happy to make ourselves available by phone. Matt, we’ll now open up the call for questions and answers.

PFSWEB, INC. FQ3 2017 EARNINGS CALL NOV 08, 2017

Question and Answer

Operator

[Operator Instructions] At this time, we will now hear from Michael Graham with Canaccord.

Michael Patrick Graham

Canaccord Genuity Limited, Research Division

Thanks for all the transparency and bit of a challenging time there with Starbucks, I appreciate the detail. I just wanted to clarify on the guidance that you’ve implied, Q4 guidance, is roughly $10 million lower for SFE revenue than it was previously. I’m just trying to kind of make sure I understand, is Starbucks still going to be generating revenue in Q4 or not? And if not, I guess that’s about 30% or 40% of the $10 million and then the other, the rest of it is some of the other client push outs and then I just have a followup after that.

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Yes. So we will, and as Mike indicated, we still have certain activities during Q4 but it’s minimal. The Starbucks site actually went dark on September 30, and so the sales activity really ceased at that point in time and again, we’re just providing a limited number of transition activities on their behalf. So your numbers are relatively appropriate here where we talked about the historically — they would have been a client with strong fourth quarter performance, and we are not experiencing that this year, so it’s a good — a most significant individual component of that revenue shortfall year-over-year. And then the other pieces, as we alluded to are related to some of the shortfalls from an Operation side, and then the Professional Services in the U.K. environment not quite meeting our original expectations.

Michael Patrick Graham

Canaccord Genuity Limited, Research Division

Okay. Thanks for that, Tom. And then on a more positive note, I was really interested that you got into Ralph Lauren and it was for one brand, I guess, and now it seems like you’ve got, sort of, a greenlight to roll out across a lot of their different properties. And I’m just wondering, if you could spend a minute on what went right in the early part of that engagement that you think got you that sort of ticket to keep going for the rest of the organization?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Michael, thanks for the question. So it is a nice case study of how we can, I think, partner really effectively with our strategic partners and Salesforce Commerce Cloud in this particular case. Ralph Lauren made a strategic decision to standardize on Salesforce Commerce Cloud, and actually had indicated that earlier this year in their own press release. And we were a big part of that sales effort. I think their decision to choose the platform was also based on the successful track record we demonstrated in being able to take care of large enterprise needs on the platform, including, obviously, the U.S. Mint relationship where we handle just incredible volume to the platform when they have their coin release events. And so that success story, I think, was a big part of it. It was always Ralph Lauren’s intention to use the platform as a way to standardize various brand sites that they currently operate and ones that they may decide to launch or acquire in the future. And once again, there our track record of supporting other clients that have a similar strategy, such as PANDORA, which has multiple geographies that we support or some of the other clients where we’re supporting multiple brands on the platform was, I think, a key part of their decision making. But I think as a cautious buyer, they wanted to make sure that their decision was validated by the actual work that we did. And so while we originally engaged in a replatforming effort for their primary Ralph Lauren site, we were also at the same time, working with them on the specifications for the Club Monaco site and shortly after engaging on that replatforming actually were able to contract for the Club Monaco site. And once we had successfully launched that site, the Ralph Lauren site, before holiday, which by the way was under a very, very tight timeframe in order to hit a preholiday-launch window, their confidence, I think, was such that they engaged in this managed-services contract, which as part of that, we are developing a flagship reference application that’ll be the basis for the sites that we launch in the future. So it is a great case study, it’s a great case study of how we can engage successfully with Salesforce during the sales cycle, present

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our capabilities, gain the client’s confidence by performing and then be in a position to be a long-term partner, and hopefully, participate in many site launches in the future and it’s very clearly a flagship client for us, and we’re really proud to add them to our client portfolio.

Operator

We will now go to George Sutton with Craig-Hallum.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

It’s Jason on for George. Mike, last quarter you talked about some opportunities and projects that had the ability to start in Q3, whereas historically, clients weren’t starting projects in Q3. I’m wondering if that has anything to do with the bookings that slipped into Q4, and if that’s completely unrelated, just wondering if — how much of that opportunity did drive Q3 results as far as some projects booking into the quarter and lengthening that time for you to recognize revenue from projects?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Jason. So the comment last quarter was based on, I think, what we described as somewhat of an unprecedented number of B2C opportunities that had entered the pipeline in Q3 and that we felt like — entered in Q2 and they felt like could close in Q3, and we — where we could get started on a site launch that was planned to launch in the early part of the following year. And that is different than we’ve normally seen where you have this kind of cliff and leads kind of dry up and you stop signing new deals, new B2C deals for website launches in late Q2 and early Q3. And that certainly has come through in the bookings number that we presented today, and I’m excited to say that we continue to see B2C sales opportunities moving through our sales pipeline for B2C site launches that are planned for the early part of 2018. And to the extent that, that continues, I am comforted by the fact that we may see a smooth or less volatile quarter-over-quarter selling pattern in B2C deals as we move into next year. Obviously, we’ll have to see if that pattern continues next year. At the same time, I mentioned that we continue to see a strong pipeline of B2B opportunities and the 3 large projects I talked about today that we signed and started working on in Q3, are really more indicative of the pattern we’ve seen in the prior year where first part of the year is a little slow, and the second part kind of picks up. That may just be the typical seasonality with those B2B deals. We do — we love the B2B deals, they tend to be larger projects, they tend to last a little bit longer. So once you get engaged, you may end up having even a multiyear project as you launch a website there. And then finally, you ask about what projects specifically was I talking about they slipped from Q3 in to Q4. And that was really in reference to some Operations projects that we thought had a good chance of signing in Q3 that, while they may not have contributed meaningful revenue in 2017, we would at least be able to include them in our bookings number and then refer to them as such, and end up those did not sign as we’d hoped. So in some cases, we’re in the final stages now and may actually close some of those Operations deals in Q4. They may push into 2018 just given the timing with the holiday peak right here. But I am encouraged that the Operations pipeline is stronger now than we’ve seen over the past couple of quarters, and we could actually see some of those deals land and go ahead and contribute early in 2018.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Great color, thank you. Tom, you gave some numbers around the — actually, Mike, I’m sorry, you gave numbers around LiveArea and PFS revenue contribution — service fee revenue contribution this year. Can you give any details as far as what those segments contributed last year so we can just get a feel for what kind of growth rate you’re looking at?

Michael C. Willoughby

Chief Executive Officer and Director

Actually, I really can’t, and I think, it’s more those things we’re — Tom mentioned. We are working through a process right now to provide transparency and reporting detail around these 2 operating segments next year, and I think we will want to, at that point, also provide some year-over-year clarity from 2016 to 2017. It’s not all that difficult first to go back and kind of segment the revenue and be able to talk about revenue contribution on both sides. I don’t know that we’ll through the details necessarily of diving all the way through the P&L to give all of the statistics, but I do think it’s part of

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our objectives. We wanted to give you that information of what ‘16 looked like from a revenue split out compared to ‘17, and then also at that point we’ll be giving guidance on 2018 with the same format. So that would give you a 2-year look back on the revenue side, plus what we anticipate in 2018 in order to have those comps. So hopefully, that’s something that we’ll do early in 2018, as we’re working through that process right now, to do that categorization.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Understood. Last one for me. You’ve talked in the past that you’re establishing relationships earlier in the customer’s life cycle through consulting work and whatnot. Where should we see that comes through in some of your business metrics. Is that more project work would we see that in the form of new logos? Like how can we get an indication that you’re seeing that?

Michael C. Willoughby

Chief Executive Officer and Director

It’s a great question. So the statistical way you’re going to see it is, it shows up in the project bookings number, and this last quarter, we said I think, we had 51 projects that we booked. That’s a large number and if you look at the revenue against that, it’s obvious that many of those projects are smaller engagements, and within that, is where you find the strategy engagement or the design engagement or the discovery engagement that we might have, which is a relatively smaller revenue size, a typical discovery session might be at $25,000 engagement, a design engagement could be anywhere from $75,000 up to couple of hundred thousand, the really large ones may be more than that. But nevertheless, the lion’s share of that project number is going to be smaller engagements. It’s like that, that we can then use this land-and-expand opportunities to win the larger deals. It’s one of the reasons that we tried to provide color on the larger projects just so you can understand that where some of those contributions are coming from since we have such a big number. The logo question is, the answer to that is, kind of, built into the point that I made about we currently don’t provide a lot of information about clients that where we don’t have a contracted recurring-revenue stream. So our definition of a contracted recurring-revenue stream is where there is a contract that is least a year in length, where we would expect to benefit from recurring-revenue stream, stretching into, say, next year. Well, there’s a lot of clients including these clients that we start with the strategy engagement or design project where we aren’t necessarily providing as much detail, and we may not be actually showing a logo where we could. And so, one of the things that we’re looking as we go in to next year is how we provide logo transparency in to all of these client engagements, where it may just be a project and it maybe that we’re engaged with that client for 6 months or a year to design and implement a website, and then that might turn into a recurring engagement, but isn’t necessarily committed to as we’re working on the project. There’s some really nice logos there, so we think we’re probably not doing everything we could to benefit from that. That’s another thing we’ll be looking as we go in to 2018, is now to give you a little bit more transparency into those client relationships.

Operator

We’ll now hear from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Two questions. First, Tom, you’ve mentioned about a customer that you had favorable cash collections with that some type of relationship has changed. Could you up drill down on that a little bit for us?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Sure. In certain client engagements, we operate as a merchant of record for credit card processing activity, and so as the sales transaction takes place, we will have a credit card receipt on our books that we could collect in anywhere from, what’s called 2 to 5 days. And then we remit those monies to our client. In certain cases, we’ll get some positive cash flow from the timing of when we’ve received those to when it’s forwarded onto our client, but we get a little bit of cash flow to put for that. And again, one of the contracts that we’ve been operating for a number of years, just modified the way that structure works, and as a result, some of the cash flow benefit that we received previously, it has been lessened.

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Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

That’s helpful. And then just remind me, on the Starbucks contract historically. Was that been an end-to-end or just an operational contract?

Michael C. Willoughby

Chief Executive Officer and Director

No, it was an end-to-end. And in fact, we frequently referred to the Starbucks account as a pretty good case study of how end-to-end works. So — and the other thing that I mentioned in that dialogue around the number of engagements is that we supported Starbucks in 3 geographies, the U.S, Canada and in Europe, and we supported multiple brands. It wasn’t just Starbucks, it was some of the brands that they sold as well. So it’s disappointing and unexpected loss. And you can obviously read the commentary from Starbucks to try to understand why they might be doing what they’re doing, focusing on stores and on the grocery-store relationships, but it certainly was not something that we expected at all.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Sure. Understood. Then pivoting to the Professional Services business, I think you’d mentioned that things were little bit slow in the U.K. Is that specific to any one particular platform or practice? Or maybe you can help us better understand that.

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So you may recall that the U.K. business was started through 2 acquisitions that we did. One of them was a fairly small practice around Salesforce Commerce Cloud in Magento. And then somewhat larger acquisition we did was of an SAP Hybris practice. Our expectations going in the year was that the most of the revenue that we expected to drive, including incremental revenue, was going to be around the SAP Hybris platform. That’s where we saw the strength of pipeline as we were going into the year. And this year, we just experienced a frustrating lack of closure on opportunities, particularly within the SAP Hybris platform. Interestingly, those deals didn’t leave our pipeline, typically, although we certainly saw some that did. They just delayed and delayed and delayed. And so I think the sales delaying terminology is the right way to characterize that. We clearly are very interested in reversing that trend and we actually have folks over there even this week that are working with our partners both Salesforce Commerce Cloud as well as SAP Hybris to understand what we can do to partner with them to close some of these deals. They very clearly are interested in closing these deals as well. So it’s kind of frustrating delay, but I don’t think that with either Salesforce or SAP, it indicates a long-term trend. I think both platforms are still valued in the market. It’s just an interesting dynamic this year. There may be some Brexit implications with the delay. We don’t necessarily have a lot of evidence to say if that would be true, but it’s possible. So as we see how that continues to evolve, hopefully we’ll see a much better trend coming out of that U.K. business.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

And then looking, kind of, more at a higher level, obviously in your prepared remarks, you cited some different M&A events, in and around the spaces we had seen as well. These are — these from what we can tell, these different parts of the businesses are trading at pretty big multiples. And then in the here today, we gather your go-to-market strategy is changing a little bit. Sounds like you’re separating the businesses and the brands. From a strategic perspective, is it on the table? Could we contemplate a situation where you guys separate these businesses to unlock value? And, maybe could walk us through at a high level how you’re thinking about the businesses, the different pieces as they sit today?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. Well, so I think that our effort is to provide transparency into how the businesses operate and the financial performance characteristics of the 2 business units, for a couple of reasons, one is to provide you as well as our

PFSWEB, INC. FQ3 2017 EARNINGS CALL NOV 08, 2017

investors with a clearer picture of how each one of those businesses is performing against the competitive landscape. And I think that’s where the financial data and where operational data would be helpful, because if we look at gross margins within each area, if we look at EBITDA margins within each area, as we think about growth that may be occurring in each of the 2 sides of the business. There, there are certainly a lot of differences in the way that those businesses operate and perform financially. And so the first step is to provide that clarity. I think that then allows you and our investors to hopefully do — be able to do comparisons against clear competitors in each area. But it also helps keep our options open. And I think our responsibility and our commitment is to keep all of our options open and on the table, and by operating this way, by structuring the business in this way, and by reporting, I think, in the way that we intend to next year, I think it strengthens all of our options, both to operate the way that we have, and respond to this a la carte conception model that we’re seeing clients use as well as to provide better data to our clients with the way that the company is currently structured, and also to evaluate any kind of alternatives that may present themselves in the future.

Operator

[Operator Instructions] At this time we’ll move to Kara Anderson with B. Riley FBR..

Kara Lyn Anderson

B. Riley & Co., LLC, Research Division

Can you update us on what kind of churn rate you are seeing this year? And what kind of rate you’d expect on a normalized basis going forward?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Sure. So what we’ve generally — you never target churn below. We usually model from our churn standpoint, is somewhere between 5% to 8% of our recurring revenue stream. So as we’ve talked in the past about, what’s called, 70% or so of our service fee equivalent revenue is recurring in nature, and we would expect about 5% to 8% churn rate on that at the normal basis. We are experiencing a higher level of that this year for a couple of reasons. Some of it is on purpose. As we talked about earlier this year, it is our desire to move away from several low-margin client engagements and/or a negative margin in Gateway, in 1 case, in order to reallocate resources to higher gross margin and profitable type engagements. So there were some higher-than-normal planned churn, if you will. The Starbucks activity ended up being something that was, as Mike alluded to, was completely unexpected. So that has created a higher churn rate as we look at that piece of the business from — in terms of that recurring-basis stuff. So it is — it’s a higher churn in our model level. I don’t have all the specifics yet in regards to how would wall lay out for next year and — but it is somewhat higher than where we have experienced in the past.

Kara Lyn Anderson

B. Riley & Co., LLC, Research Division

And just a quick follow-up to that. Have you completed all the purposeful churn that you sought out this year?

Michael C. Willoughby

Chief Executive Officer and Director

I think that everything that we went into the year thinking where areas for improvement, either in renewing a contract with better-pricing terms on turning out clients. We accomplished and maybe even alluded to that on the last conference call that we felt like we’re closing in on that. We, obviously, will always continue to evaluate the client portfolio. And as we really look to focus in the Operation side on engagements that are higher margin, particularly ones that have a technology-enablement competent where we’re selling safety order management part of our Service offering or where we’re doing some real high-value services in the fulfillment area such as personalization. There may be some opportunities to continue to refine the client portfolio, but going into 2018, we don’t necessarily have something right now where we’ve got a client relationship identified that we would say that we purposely want to churn them out. I would say that there are a couple of client engagements where we do have work to do as we go into 2018 to improve the financial dynamics, and to the extent that in the next 3 to 4, 5 months don’t — aren’t successful in getting that done, and that could present an opportunity to improve our gross margins and our EBITDA margins through getting price changes in place or potentially transitioning a client.

PFSWEB, INC. FQ3 2017 EARNINGS CALL NOV 08, 2017

Operator

At this time we will take a question from Tim Klasell with Northland Securities.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

Sorry guys, busy night so I got on the call a bit late. But as far as the push outs on the Operations side, is that a seasonal pattern that we should sort of expect? Or was this a little bit of a deviation from sort of the, called, the buyer behavior that you’ve seen in the past?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think it’s certainly a deviation from what we’ve seen in the past because Q3 is typically a quarter where we do book some decent size deals, knowing that you’ve got a 6 to 8-month window from the time that you contract to getting an Operations client live before the next holiday. And so, I would’ve hoped and expected to see some deals that were in stage 3 or 4 of our pipeline actually get contracted in 3, that are now still in the pipeline in 4. So I think it’s a deviation. It certainly is different than the trend that we’ve seen in the past few years. And our hope is that we would get those signed here in Q4 or early in 2018 and go ahead and get started on those deals. Unfortunately, as I mentioned, our pipeline on the Operation side, I think, is a higher-quality pipeline than we would’ve had historically over the last 12 to 18 months in that. The opportunities there are very well aligned with our target verticals, our target size, the gross margin profile that we’re looking for, and many of them particularly slide into the infrastructure we currently have so aren’t requiring us to necessarily open a new facility. So to the extent that we get them signed, I think they are doable high-quality deals that fit the criteria, Tom mentioned earlier of leveraging our resources and infrastructure in a better more high-profitability way.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

Okay, good. And then just one quick question on Starbucks, and again my apologies to going over this. The margins on that customer was along what we would typically expect? Or was it better or worst? Give us a little bit of color there.

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Though we usually don’t give guidance specifically, on — or discuss individual client gross margin activities. As we talked about the client was in end-to-end engagement. So it included both our Operations activity and our Professional Services area. So we usually operate with a 20% to 30% market on an overall basis in our Operations side and 35% to 45% in our Professional Services side. So again, I can’t give you a specific insight into that particular client, but those are, kind of, the general parameters that we work with.

Operator

And this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

All right, Thank you, Matt. I’d like to thank everyone that attended the call today. Hopefully it came through in our comments and our Q&A that we’re incredibly excited with the developments in our business. As we look to ‘18, we’re looking forward to this change and then talking about the business specifically around LiveArea and PFS, and we look forward to speaking with our investors and analysts when we report our fourth quarter results next March or in the opportunities that we’re going to have between now and then at various conferences, and as I said, before, we’re always available via the phone. Thanks, very much.

Operator Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.